SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2006 (March 31, 2006)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-8052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

2001 Third Avenue South, Birmingham, Alabama 35233

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 325-4200

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index of Exhibits page 2.

Total number of pages in this report is 3.

Item 8.01 Other Events

As previously reported in Forms 10-K and Forms 10-Q, Liberty National Life Insurance Company is a party to a number of lawsuits (both a large number of lawsuits brought by individual plaintiffs and class action litigation with extremely broad class periods and relief sought) involving allegations of racially discriminatory pricing in the sale of insurance to African Americans prior to 1966. The litigation began with the December 8, 1999 filing of Moore v. Liberty National Life Insurance Company, Case No. CV-99-BU-3262-S in the U.S. District Court for the Northern District of Alabama. Over 29 race-distinct mortality cases with approximately 2,000 named plaintiffs have been consolidated with the Moore case (In re Liberty National Insurance Cases, 2:02-CV-02741-UWC) and are pending in the U.S. District Court for the Northern District of Alabama, with one pending Alabama Circuit Court case (Baldwin v. Liberty National Life Insurance Company, Case No. CV-00-684) stayed pending a disposition of the Moore case.

On January 18, 2006, all parties to Moore submitted a Joint Motion for Preliminary Approval of Settlement and a Stipulation and Agreement of Compromise and Settlement in that case to the District Court. After a hearing, the District Court entered an Order Preliminarily Approving Proposed Settlement on January 25, 2006. In the Order, the District Court preliminarily approved the Proposed Settlement Agreement; conditionally certified a settlement class defined as “All black Americans who have (or had at the time of the policy’s termination) an ownership or other legal interest in an industrial life insurance policy or burial policy issued by Liberty National Life Insurance Company, or one of its former subsidiaries, Service Insurance Company of Alabama, or Burial Service Insurance Company of Alabama on or before January 10, 1966, at a higher rate than similar plans offered to similarly situated white Americans”; certified the class representatives and class counsel; found that the claims in the case were primarily equitable and that the primary relief under the Proposed Settlement was injunctive and equitable, with incidental monetary relief in the form of restitution not to exceed $6 million in the aggregate; approved and directed the giving of notice to class members in the manner and form set out in the Proposed Settlement Agreement beginning February 3, 2005; and fixed March 31, 2006 as the date for the fairness hearing. Pursuant to the Order, Liberty commenced dissemination of notice to class members on February 3, 2006. No class members filed objections to the Proposed Settlement prior to the fairness hearing nor appeared at that hearing to oppose the Proposed Settlement. The fairness hearing was held March 31, 2006. On that date at the conclusion of the hearing, the District Court issued a Memorandum Opinion, finding that the terms of the proposed Consent Decree were fair, reasonable and adequate under the circumstances and that the interests of the class as a whole were better served if the action was resolved by settlement, rather than pursued as continued class action litigation or in separate actions, and entered a Judgment consistent with the Memorandum Opinion.

The approved Settlement substantially resolves all class action issues in race-distinct pricing litigation at Liberty National, except for certain consolidated individual claims for mental anguish and punitive damages previously asserted in the District Court by approximately 2000 individual plaintiffs, which claims were expressly excluded from the Settlement and were dismissed without prejudice on March 31, 2006 by the District Court. Liberty intends to vigorously defend any such claims, if they are refiled.

Additional information regarding the race-distinct mortality/dual pricing litigation can be found in the Company’s prior Forms 10-K and Forms 10-Q.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: April 5, 2006	/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel and Secretary